UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2010

HEARTWARE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34256	26-3636023
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 Newbury Street, Suite 101 Framingham, MA	01701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 508.739.0950

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 8, 2010, HeartWare, Inc. (the “Company”), a subsidiary of HeartWare International, Inc., signed a lease for a new facility in Miami Lakes, FL as part of its planned expansion to support its efforts to prepare for U.S. commercialization.  The facility will be used primarily for manufacturing, research and development and administrative functions.  Under the lease, the Company will rent approximately 131,000 square feet for a period ending February 28, 2022, subject to the renewal terms set forth in the lease.  The landlord will provide $1.75 million towards tenant improvements.  Base rent will be $9.00 per square foot, payable starting March 2012 and subject to a 3% annual escalation thereafter.  A security deposit of $1.25 million will apply, subject to increase or decrease under specified circumstances.  The lease is conditioned on the closing of the sale of the property to the landlord, which sale is currently expected within the next few weeks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HeartWare International, Inc.
Date: December 8, 2010	By:	/s/ David McIntyre

Name: David McIntyre
Title: Chief Financial Officer and Chief Operating Officer